                                                                    EXHIBIT 99.4

                      SUPPORT AGREEMENT AMENDING AGREEMENT

  THIS AMENDING AGREEMENT is made as of the 12th day of May, 1999,

BETWEEN:

                     MATTEL, INC.
                     a corporation governed by the laws of
                     the State of Delaware,
                     (hereinafter referred to as "Mattel"),

                                                        OF THE FIRST PART,

                                    --and--

                     THE LEARNING COMPANY, INC.
                     a corporation governed by the laws of
                     the State of Delaware,
                     (hereinafter referred to as "TLC"),

                                                        OF THE SECOND PART,

                                    --and--

                     SOFTKEY SOFTWARE PRODUCTS INC.,
                     a corporation governed by the laws of
                     the Province of Ontario,
                     (hereinafter referred to as "Softkey"),

                                                        OF THE THIRD PART.

  WHEREAS TLC (under its predecessor name, "Softkey International Inc.") and Softkey entered into a support agreement made as of the 4th day of February, 1994 (the "Original Support Agreement") making certain provisions and establishing certain procedures relating to certain of Softkey's obligations in respect of its Exchangeable Shares;

  AND WHEREAS, pursuant to, among other things, the Share Provisions, the Exchangeable Shares are currently exchangeable, on a one-for-one basis, for shares of common stock in the capital of TLC;

  AND WHEREAS pursuant to an agreement and plan of merger dated as of December 13, 1998 between Mattel and TLC (the "Merger Agreement"), it is proposed that TLC merge with and into Mattel (the "Merger") with the result that, pursuant to the Merger Agreement and in accordance with the Delaware General Corporation Law, (i) the outstanding shares of common stock in the capital of TLC will be changed and converted into and represent the right to receive shares of common stock in the capital of Mattel and (ii) the separate corporate existence of TLC will cease and Mattel will continue as the surviving corporation and will succeed to and assume all of the rights and obligations of TLC, including without limitation the rights and obligations of TLC under the Original Support Agreement;

  AND WHEREAS, following the Merger and pursuant to, among other things, the Share Provisions, the Exchangeable Shares will be exchangeable for shares of common stock in the capital of Mattel, on the basis of 1.2 shares of Mattel common stock per Exchangeable Share (being the Exchange Ratio, as that term is defined in and as such ratio is determined pursuant to the Merger Agreement);

  AND WHEREAS, pursuant to section 2.7 of the Original Support Agreement, the Board of Directors of Softkey has determined that the changes to be made to, or in the rights of the holders of, the Exchangeable Shares simultaneously with the Merger are the same as or economically equivalent to those changes to be made to, or in the rights of the holders of, the shares of common stock of TLC in connection with the Merger;

  AND WHEREAS, pursuant to section 3.2 of the Original Support Agreement, as a result of the Merger the Original Support Agreement must be amended and modified as necessary in order that it applies with full force and effect, mutatis mutandis, to the shares of common stock in the capital of Mattel following the Merger and the parties to the Original Support Agreement are required to execute and deliver this amending agreement giving effect to and evidencing such necessary amendments and modifications;

  AND WHEREAS Mattel and TLC propose to complete the Merger pursuant to the Merger Agreement and in accordance with the Delaware General Corporation Law immediately following the execution and delivery of this amending agreement by the parties hereto;

  AND WHEREAS, pursuant to section 3.5 of the Original Support Agreement, the parties wish to make certain amendments and modifications to the Original Support Agreement not inconsistent therewith and to, among other things, correct certain clerical mistakes in the Original Support Agreement;

  AND WHEREAS the board of directors of each of TLC and Softkey is of the opinion that the amendments and modifications to be effected hereby will not be prejudicial to the interests of the holders of the Exchangeable Shares;

  NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereby agree as follows:

                                   ARTICLE 1

                                 INTERPRETATION

  1.1 "Hereto", "herein", "hereunder", "hereof" and similar expressions refer to this amending agreement and not to any particular article, section or other portion hereof and include any and every instrument supplemental or ancillary hereto.

  1.2 The division of this amending agreement into articles and sections is for convenience of reference only and shall not affect the construction or interpretation of this amending agreement.

  1.3 All terms contained in this amending agreement, including the recitals hereto, which are defined in the Original Support Agreement shall, for the purposes hereof, have the meanings given to such terms in the Original Support Agreement unless otherwise defined herein or unless the context otherwise specifies or requires.

                                   ARTICLE 2

                    AMENDMENTS TO ORIGINAL SUPPORT AGREEMENT

  The Original Support Agreement is hereby amended and modified, immediately upon the Merger becoming effective under the Delaware General Corporation Law, as follows:

  2.1 Section 1.1 of the Original Support Agreement is hereby amended and modified by adding the following sentence to the end of such section: "For all purposes hereof, "Mattel" means Mattel, Inc., a corporation governed by the laws of the State of Delaware, and any successor thereto, and "Mattel Common Shares" means the shares of common stock in the capital of Mattel (together with the accompanying rights, if any, to purchase shares of Series E Junior Participating Preference Stock, par value U.S. $0.01 per share, in the capital of Mattel, subject to adjustment as contemplated by such rights) and any other securities into which such shares may be changed or converted."

  2.2 Section 1.4 of the Original Support Agreement is hereby amended and modified by deleting the words "Boston, Massachusetts" and replacing them with the words "Los Angeles, California".

  2.3 Each reference in Articles 2 and 3 of the Original Support Agreement to "the Parent" is hereby deleted and replaced with "Mattel".

  2.4 Section 2.7 of the Original Support Agreement is hereby amended and modified as follows:

    (a) by deleting the words "; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by the Parent in order to give effect to and to consummate the Spinnaker-WordStar-SoftKey Transaction in the manner contemplated by, and in accordance with, the Combination Agreement" in section 2.7(a); and

    (b) by deleting the words "; provided that, for greater certainty, the above restrictions shall not apply to any action taken by the Parent in order to give effect to and to consummate the Spinnaker-WordStar-SoftKey Transaction in the manner contemplated by, and in accordance with, the Combination Agreement" in section 2.7(b).

  2.5 Each reference in Articles 2 and 3 of the Original Support Agreement to "Parent Common Shares" is hereby deleted and replaced with "Mattel Common Shares".

  2.6 The word "above" in the second to last line of section 2.7(d)(ii) and in the second to last line of section 2.7(d)(iii) of the Original Support Agreement is hereby deleted and, in each case, replaced with the word "below".

  2.7 Section 3.2 of the Original Support Agreement is hereby amended and modified by adding the words ", notwithstanding the provisions of section 3.4," after the words "changed and" in the second to last line of section 3.2.

  2.8 Sections 3.9(a) and (b) of the Original Support Agreement are hereby deleted and replaced with the following:

    (a) if to Mattel or Softkey, c/o Mattel at:
           333 Continental Boulevard
           El Segundo, CA 90245-5012,
           U.S.A.
           Attention: General Counsel
           Telecopy: (310) 252-3671

                                   ARTICLE 3

                           ASSUMPTION OF OBLIGATIONS

  3.1 Mattel hereby confirms, covenants and agrees that, immediately upon the Merger becoming effective under the Delaware General Corporation Law, Mattel has succeeded to the position of TLC under the Original Support Agreement as amended and modified hereby and, without limitation of the foregoing, that it has succeeded to and assumed and is bound by all of the benefits, rights, liabilities, covenants and obligations of TLC under the Original Support Agreement as amended and modified hereby.

                                   ARTICLE 4

                                    GENERAL

  4.1 This amending agreement is supplementary to and amends and modifies the Original Support Agreement as herein set forth. Immediately upon the Merger becoming effective under the Delaware General Corporation Law, the Original Support Agreement shall thereafter be read in conjunction with this amending agreement and the Original Support Agreement and this amending agreement shall have effect so far as is practicable as if all the provisions of the Original Support Agreement and this amending agreement were contained in one instrument.

  4.2 This amending agreement and the Original Support Agreement constitute the entire agreement between the parties relating to the subject matter hereof and thereof. This amending agreement supersedes all prior agreements and understandings of the parties, whether oral or written, including the Original Support Agreement, with respect to the portions of the Original Support Agreement hereby amended and modified. There are no general or specific representations, warranties or other agreements by or among the parties in connection with the entering into of this amending agreement or the subject matter hereof except as specifically set forth herein.

  4.3 This amending agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.

  4.4 This amending agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

  4.5 Mattel agrees that any action or proceeding arising out of or relating to this amending agreement may be instituted in the courts of Ontario, waives any objection which it may now or hereafter have to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints Softkey at its registered office in the Province of Ontario as Mattel's attorney for service of process.

  4.6 This amending agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

  IN WITNESS WHEREOF the parties hereto have executed this amending agreement as of the date first referred to above.

                                          MATTEL, INC.

                                          By: /s/ Robert Normile
                                              _________________________________
                                                  Robert Normile
                                             __________________________________

                                          THE LEARNING COMPANY, INC.

                                          By: /s/ R. Scott Murray
                                              _________________________________
                                                  R. Scott Murray
                                             __________________________________

                                          SOFTKEY SOFTWARE PRODUCTS INC.

                                          By: /s/ R. Scott Murray
                                              _________________________________
                                                  R. Scott Murray
                                             __________________________________